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                                                                    EXHIBIT 99.8

                               CALPINE CORPORATION
                         NOTICE OF GRANT OF STOCK OPTION
                  UNDER SALARY INVESTMENT OPTION GRANT PROGRAM

                  Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Calpine Corporation (the "Corporation"):

                  Optionee: ____________________________________________________
                  Grant Date:  January ____, 1997
                  Exercise Price:  $ ______________________ per share
                  Number of Option Shares: ________________________ shares Expiration Date: January ____, 2007
                  Type of Option:   Non-Statutory Stock Option
                  Exercise Schedule: The Option shall become exercisable in a series of twelve (12) successive equal monthly installments over Optionee's period of continued Service during the 1997 calendar year, with the first such installment to become exercisable upon Optionee's continuation in Service through January 31, 1997. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

                  Optionee agrees that the Option is granted subject to and in accordance with the terms of the Salary Investment Option Grant Program under the Calpine Corporation 1996 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Salary Investment Stock Option Agreement attached hereto as Exhibit A.

                  Optionee hereby acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

                  No Employment or Service Contract. Nothing in this Notice or in the Plan or in the attached Salary Investment Stock Option Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or the Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.
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                  Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Salary Investment Stock Option Agreement.

________________________, 199__
         Date

                                                  CALPINE CORPORATION

                                                  By: __________________________

                                                  Title: _______________________


                                                  ______________________________
                                                  OPTIONEE

                                                  Address: _____________________

                                                  ______________________________



ATTACHMENTS
Exhibit A - Salary Investment Stock Option Agreement
Exhibit B - Plan Summary and Prospectus


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